Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu
Chairman, President and Chief Executive Officer
(415) 928-0700
Jonathan H. Downing
Chief Financial Officer
(415) 928-0700

EVC Group
Investor Relations: Douglas M. Sherk, Jennifer Cohn
(415) 896-6820
Media Relations: Sheryl Seapy
(415) 272-3323

For Immediate Release

UCBH HOLDINGS, INC. REPORTS NET INCOME OF $16.8 MILLION FOR THE THIRD QUARTER
OF 2003

• Company Generates Record $597 Million of New Loan Commitments
• Loan Pipeline Expands to Approximately $1 Billion
• Core Deposits Increase by $223 million, or 53.9% Annualized
• Credit Quality Remains Strong with Nonperforming Asset Ratio of 0.11%
• Company Granted a Full Banking License by the Hong Kong Monetary Authority

          SAN FRANCISCO, October 16, 2003 - UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $16.8 million for its third quarter ended September 30, 2003. This is a $9.4 million increase over net income of $7.3 million for the third quarter ended September 30, 2002. Included in the results of operations for the third quarter of 2002 was a one-time $6.75 million pretax charge for settlement of litigation and a one-time $350,000 tax benefit resulting from a California tax law change. Prior to the nonrecurring charge and tax benefit, net income increased by $5.9 million, or 54.0% year-over-year. The diluted earnings per common share on a post-split basis were $0.36 for the third quarter of 2003, compared with $0.18 ($0.26 prior to the charge and tax benefit) for the same period last year. The quarter’s performance reflected our continued strong commercial loan growth, excellent credit quality and continued successful execution of the strategic business plan.

          Third quarter highlights include:

          Revenue Growth:

•	Revenue growth of $15.5 million, or 45.4%, for the third quarter of 2003, compared with the corresponding quarter of 2002

•	Net interest margin expanded to 3.43% for the quarter ended September 30, 2003 from 3.42% for the second quarter of 2003. Net interest margin of 3.43% in the third quarter of 2003, compares with 4.02% in the third quarter of 2002. The decrease reflects the acquisition of the Bank of Canton of California (“BCC”), which had a significantly lower margin than UCBH

•	Noninterest income growth of $3.9 million, or 151.8%, in the third quarter of 2003, compared with the third quarter of 2002, reflecting the increase in commercial banking fees, the gain on sale of SBA loans and gains on sales of securities resulting from continued execution of the Company’s securities restructuring strategy announced in the second quarter of this year

          Loan Growth:

•	New loan commitments increased to $597.2 million for the third quarter of 2003, compared with loan commitments of $359.1 million for the third quarter of 2002, reflecting the Company’s continued success in restructuring its balance sheet by increasing the loan portfolio and decreasing securities concentration

•	Commercial loan growth of $409.3 million for the third quarter of 2003, or 56.0% annualized, before the internal securitization of $86.7 million of multifamily loans. Excluding the acquisition of First Continental Bank (“FCB”) and the internal securitization, commercial loan growth was $163.1 million, or 22.3% for the third quarter of 2003

          Deposit Growth:

•	Core deposit growth of $222.5 million, or 53.9% annualized during the third quarter of 2003

•	Excluding the acquisition of FCB, core deposit growth was $124.8 million, or 30.2 % annualized during the third quarter of 2003

•	Total deposit growth for the quarter was $372.3 million, or 35.8% annualized, during the third quarter of 2003

          Asset Quality:

•	Nonperforming asset ratio of 0.11% at the end of the third quarter of 2003

•	Net loan charge-offs of $1.0 million for the third quarter of 2003; net charge-offs of $1.4 million year-to-date, or 0.06% annualized, year-to-date

          Significant Corporate Developments:

•	Successful core system conversion to better position UCBH for future growth

•	Successful integration of the Bank of Canton of California branches into UCB

•	Began integration of FCB based in Greater Los Angeles, which we anticipate to be completed in the fourth quarter of 2003

•	Granted a full banking license by the Hong Kong Monetary Authority

          As a result of the strong earnings performance for the quarter, the annualized return on average assets ratio for the quarter ended September 30, 2003 was 1.25% and the annualized return on average equity ratio was 17.96%. The ROA and ROE ratios for the third quarter of 2002 were 0.91% and 14.12%, respectively. The efficiency ratio for the quarter ended September 30, 2003 was 39.88%, compared with an efficiency ratio of 58.04% for the corresponding quarter of the prior year. Prior to the one-time charge and tax benefit, the efficiency ratio in the third quarter of 2002 was 38.26%, and the annualized ROA and ROE ratios were 1.35% and 20.99%, respectively.

          Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with UCBH’s strong financial performance in the third quarter of 2003. The consistent earnings growth reflects our dedicated focus in successfully executing our strategic business plan. The core competence of UCBH is exhibited in our ability to sustain strong organic loan and core deposit growth.

          “We continue to experience strong commercial loan growth and excellent credit quality as we continue the execution of our business plan. New loan commitments of $597.2 million during the quarter represent a record in the history of our organization. The loan pipeline was approximately $1 billion at the end of the third quarter, and we believe that the Bank is well positioned for continued strong loan growth in the fourth quarter of 2003. As a result of our adherence to prudent underwriting criteria, the Bank achieved a nonperforming asset ratio below 0.25% for the eighteenth consecutive quarter.

          “During the quarter, we continued our balance sheet restructuring by accelerating the growth of our loan portfolio and decreasing securities. The organic increase in the loan portfolio and the closing of the FCB acquisition during the third quarter added $363.7 million of loans to our portfolio. We also continued to restructure our securities portfolio to reduce the interest rate volatility of the portfolio through the sale of longer-dated securities.”

          Mr. Wu concluded, “We continue to execute all aspects of our strategic plan and are confident that we will achieve our goals in the remainder of 2003 and in 2004. We therefore increase our earnings guidance from $1.35 to $1.37 for 2003 and to $1.61 for 2004.”

          Net Income and Net Interest Income

          Net income increased by $9.4 million, or 128.8%, to $16.8 million for the quarter ended September 30, 2003, compared with $7.3 million for the corresponding quarter of 2002. Prior to the one-time charge and tax benefit, net income increased by $5.9 million, or 54.0%, compared with the corresponding quarter of the prior year. Net interest income for the third quarter of 2003 before provision for loan losses increased by $11.6 million, or 36.6%, to $43.1 million, compared with $31.5 million in the same period of 2002. The increase was primarily due to a $1.96 billion increase in the average balance of interest-earning assets, resulting from the organic loan growth, the acquisition of BCC in October 2002 and the acquisition of FCB in July 2003. The net interest margin for the quarter increased from 3.42% for the quarter ended June 30, 2003 to 3.43% for the quarter ended September 30, 2003. The net interest margin decreased from 4.02% for the third quarter of 2002 to 3.43% for the quarter ended

September 30, 2003, reflecting the impact of the October 2002 acquisition of BCC which had a significantly lower net interest margin than UCBH.

          Noninterest Income

          Noninterest income increased 151.8% to $6.5 million for the quarter ended September 30, 2003, compared to $2.6 million for the corresponding quarter of 2002, primarily as a result of the increase in commercial banking fees and gain on the sale of loans and securities. Commercial banking fees increased 30.3% to $1.6 million for the third quarter of 2003, from $1.3 million for the corresponding quarter of 2002, due to increased commercial banking activities. Gain on sale of loans and securities were $4.3 million in the third quarter of 2003, compared with $803,000 in the corresponding quarter of 2002. The total gain from SBA loan sales was $1.2 million in the quarter ended September 30, 2003, compared with $408,000 of SBA gains in the corresponding quarter of the prior year. The net gain on sale of securities was $3.1 million in the third quarter of 2003, compared with $395,000 in the third quarter of 2002.

          Noninterest Expense

          Noninterest expense for the third quarter of 2003 remained consistent with the second quarter of 2002 at $19.8 million. Prior to the one-time charge in the third quarter of 2002, noninterest expenses increased by $6.7 million or 51.6% for the third quarter of 2003, reflecting the growth of the commercial banking business, the acquisitions of BCC, FCB, and the banking branch in New York, as well as the expansion of the Bank’s Hong Kong office into a fully licensed branch. In the third quarter of 2003, personnel expenses increased by $3.5 million, or 52.9% from $6.6 million for the third quarter 2002 in connection with the growth of the Bank. Noninterest expenses other than personnel expenses decreased by $3.5 million, or 26.8% to $9.7 million in the third quarter of 2003 from $13.2 million in the third quarter of 2002. Prior to the nonrecurring charge, noninterest expense other than personnel expense increased 50.2% to $9.7 million in the third quarter of 2003 from $6.4 million in the third quarter of 2002, as a result of the acquisitions and the growth of our commercial banking business.

          Loan Growth

          Loans increased at an annualized rate of 44.7% during the quarter to $3.62 billion at September 30, 2003. Loan growth for the third quarter includes $247.0 million of loans from the FCB acquisition. During the third quarter, the Bank also securitized $86.7 million of multifamily loans with Fannie Mae (“FNMA”) and retained all of the securities issued. FNMA securities have a lower risk-based capital requirement than multifamily loans. Prior to the acquisition of FCB and the securitization, loan growth was $203.4 million for the quarter, or 25.0% annualized.

          As a result of the Bank’s continued focus on commercial lending activities and the acquisition of First Continental Bank, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $3.24 billion at September 30, 2003. This represents an increase of $322.5 million, or 11.0%, from $2.92 billion at June 30, 2003 and an increase of $571.2 million, or 21.4%, from $2.67 billion at December 31, 2002. The commercial loan growth for the quarter was $163.1 million, or 22.3% annualized, prior to the FCB acquisition and the securitization.

          New loan commitments of $597.2 million for the quarter ended September 30, 2003, were comprised of $515.5 million of commercial loans and $81.7 million of consumer loans. Commercial real estate loan originations increased 93.6% to $155.2 million in the third quarter of 2003 from $80.2 million in the third quarter of 2002. Multifamily loan originations were $183.9 million for the third quarter of 2003, an increase of $57.1 million, or 45.0%, from $126.8 million of multifamily loan originations in the third quarter of 2002. New commercial business loan commitments of $63.9 million in the third quarter of 2003 increased by $9.3 million, or 17.0%, compared with the third quarter of 2002. New construction commitments of $112.5 million in the third quarter of 2003 increased by $45.7 million, or 68.4%, compared with the third quarter of 2002.

          Credit Quality

          The nonperforming assets as of September 30, 2003, were $5.8 million, or 0.11% of total assets, reflecting management’s continued focus on maintaining high credit quality assets. Net loan charge-offs were $1.0 million for the quarter ended September 30, 2003. There were no net charge-offs in the corresponding quarter of the prior year. The 2003 year-to-date annualized net charge-off ratio was 0.06% through September 30, 2003, compared with a third quarter 2002 year-to-date net annualized charge-off ratio of 0.12%.

          Securities

          To protect against the projected accelerating prepayment of the securities portfolio brought on by the market interest rate environment, the Company implemented a securities restructuring program during the second quarter of 2003, which it plans to continue through year-end. Under this strategy, the Company began selling securities with the highest exposure to prepayment and interest rate risk, and reinvesting in shorter-dated securities with reduced prepayment and interest rate risk.

          In tandem, the Company continued to leverage on its strong commercial loan origination capabilities to increase the loan pipeline and production as well as to accelerate its balance sheet restructuring plan to replace securities with higher-yielding loans. This strategy was designed to reduce interest rate risk on the balance sheet and to accelerate future net interest margin expansion.

          The securities portfolio was $1.53 billion at September 30, 2003, compared with $1.62 billion at June 30, 2003, a decrease of $88.6 million, or 21.9% annualized. The decrease in the securities portfolio during the quarter reflects the net effect of $175.3 million of net securities runoff and sales offset by the $86.7 million of multifamily loans internally securitized during the quarter.

          Deposits

          Core deposits increased 13.5% to $1.87 billion at September 30, 2003, compared with $1.50 billion at December 31, 2002. Included in this core deposit growth was $97.7 million of core deposits acquired from FCB. Excluding the FCB acquisition, the core deposit growth for the first nine months of 2003 was $271.3 million, or 24.0% annualized. Organic core deposit growth for the third quarter of 2003 was $124.8 million, or 30.2% annualized. The organic growth in core deposits resulted primarily from the Bank’s continued focus on developing new commercial relationships and further expansion into the Bank’s retail niche market, the ethnic Chinese community. Total deposits at September 30, 2003, were $4.53 billion, compared with $4.01 billion at December 31, 2002. Total deposits at September 30, 2003 included deposits from FCB of $325.6 million. The average cost of deposits for the quarter ended September 30, 2003, decreased to 1.57% from 1.98% for the quarter ended December 31, 2002, due to the increase in core deposits and decrease in market interest rates.

          Income Taxes

          The effective tax rate for the third quarter ended September 30, 2003 was 37.90%, compared with 36.67% for the same period of 2002. The effective tax rate for the third quarter of 2003 reflects the realization of Enterprise Zone tax credits from the BCC acquisition and the increase in the municipal securities portfolio. The effective tax rate for the third quarter of 2002 reflects the $350,000 benefit that resulted from a California state tax law change.

          Capital

          Stockholders’ equity increased to $397.6 million at September 30, 2003, from $282.4 million at December 31, 2002, an increase of 40.8%. The Tier I leverage ratio of the Bank was 7.66% at September 30, 2003, compared with 7.57% at December 31, 2002. The total risk-based capital ratio of the Bank was 12.14% at September 30, 2003, compared with 11.52% at December 31, 2002. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.”

          Corporate Developments

          During the third quarter, UCBH successfully completed the core system conversion. This marks a key milestone for the future growth of UCBH as we continue to expand our franchise.

          On August 18, 2003, we fully integrated the former BCC branches into UCB branches. As a result, we believe that we will achieve better synergies within our delivery network in the future.

          During the third quarter, UCBH began the integration of FCB which was acquired on July 11, 2003. We anticipate that the integration will be completed in the fourth quarter of 2003.

          On July 9, 2003, the Bank was granted a full banking license by the Hong Kong Monetary Authority. This license allows the Company to engage in a wide range of banking activities in Hong Kong, including deposit gathering and international trade finance lending activities. The Hong Kong branch will further enhance our capability to grow our international banking business across the Pacific Rim in the future.

          Use of Non-GAAP Numbers in Historical Comparison

          The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, the Company believes that non-GAAP measures of net income and diluted earnings per share before a non-recurring charge and a non-recurring tax benefit are appropriate measures for evaluating the operating performance of the Company because this information provides investors and others with a method to compare current operating results with historical performance without regard to the non-recurring pre-tax charge for settlement of litigation in 2002 and the non-recurring benefit associated with a 2002 change in California state law. In addition, providing these non-GAAP measures will allow investors and others to compare the Company’s results of operations with those of other companies on a more comparable basis.

          Third Quarter Earnings Teleconference and Webcast

          UCBH will hold a conference call and audio webcast tomorrow, Friday, October 17, 2003, at 8:00 a.m. Pacific Time to discuss the financial results for the Company’s third quarter. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com and may also be accessed through CCBN at www.fulldisclosure.com. If you are unable to listen to the webcast live, a replay will be available at both web sites through October 24, 2003.

          About UCBH Holdings, Inc.

          UCBH Holdings, Inc. is the holding company for United Commercial Bank, the leading California bank serving the ethnic Chinese community. The Bank has 42 California offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, an office in Brooklyn, New York, and an office in Hong Kong, providing a wide range of consumer banking services to individuals and commercial banking services to small- and medium-sized businesses and professionals in a variety of industries. United Commercial Bank offers a full range of lending activities, including residential and commercial real estate, construction, commercial credit facilities, working capital loans, international trade finance services, and online banking services for businesses and consumers. The Bank also maintains an interactive Internet banking and community portal, www.ibankUNITED.com, in both English and Chinese. For additional information, visit the web site for UCBH Holdings, Inc. located at www.ucbh.com.

          Forward-Looking Statements

          Certain statements contained in this release, including without limitation, statements containing the words “confident that,” “believes,” “plans,” “expects,” “anticipates,” “projects” and words of similar import (including guidance as to future earnings), constitute “forward-looking statements” within the meaning of applicable law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UCBH or UCB™ to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which UCBH or UCB™ operates; demographic changes; the ability of UCBH and UCB™ to assimilate its recent acquisitions and to achieve the projected earnings accretion; competition; fluctuations in market conditions, including interest rates; changes in business strategies; changes in governmental regulation; changes in credit quality and other risks and other uncertainties including those detailed in the most recent quarterly and annual reports filed by UCBH with the Securities and Exchange Commission. Given these risks and uncertainties, undue reliance should not be placed on such forward-looking statements. UCBH and UCB™ disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

(Tables Follow)

UCBH Holdings, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	At September 30,	At December 31,
	2003	2002

	(unaudited)
Assets
Cash and due from banks	$67,705	$58,954
Federal funds sold	2,200	—
Investment and mortgage-backed securities available for sale, at fair value	1,245,344	1,469,387
Investment and mortgage-backed securities, at cost (fair value $285,628 at September 30, 2003 and $114,582 at December 31, 2002)	284,753	111,994
Federal Home Loan Bank stock and other equity securities	36,709	40,162
Loans	3,619,569	3,027,810
Allowance for loan losses	(58,111)	(48,865)

Net loans	3,561,458	2,978,945

Accrued interest receivable	22,558	22,641
Premises and equipment, net	83,488	81,697
Goodwill	87,779	46,052
Intangible assets	11,560	10,734
Other assets	24,120	33,070

Total assets	$5,427,674	$4,853,636

Liabilities
Deposits	$4,531,831	$4,006,813
Borrowings	319,648	353,374
Guaranteed preferred beneficial interests in junior subordinated debentures	136,000	136,000
Accrued interest payable	10,663	11,659
Other liabilities	31,884	63,423

Total liabilities	5,030,026	4,571,269

Commitments and contingencies	—	—
Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 90,000,000 shares at September 30, 2003 and at December 31, 2002, shares issued and outstanding 44,995,490 at September 30, 2003 and 42,018,728 at December 31, 2002	450	210
Additional paid-in capital	206,459	124,440
Accumulated other comprehensive income	(368)	9,053
Retained earnings-substantially restricted	191,107	148,664

Total stockholders’ equity	397,648	282,367

Total liabilities and stockholders’ equity	$5,427,674	$4,853,636

UCBH Holdings, Inc.
Consolidated Statements of Operations
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Interest income:
Loans	$49,854	$38,669	$139,833	$114,942
Funds sold and securities purchased under agreements to resell	43	25	62	87
Investment and mortgage-backed securities	16,402	11,236	51,947	30,724

Total interest income	66,299	49,930	191,842	145,753

Interest expense:
Deposits	17,677	13,919	52,936	43,491
Short-term borrowings	112	136	587	338
Guaranteed preferred beneficial interests in junior subordinated debentures	1,959	949	5,958	2,688
Long-term borrowings	3,479	3,405	10,359	10,083

Total interest expense	23,227	18,409	69,840	56,600

Net interest income	43,072	31,521	122,002	89,153
Provision for loan losses	2,820	2,742	6,644	6,516

Net interest income after provision for loan losses	40,252	28,779	115,358	82,637

Noninterest income:
Commercial banking fees	1,645	1,262	4,736	3,403
Service charges on deposits	515	404	1,657	1,230
Gain on sale of loans and securities	4,279	803	9,612	3,621
Miscellaneous income	92	125	318	294

Total noninterest income	6,531	2,594	16,323	8,548

Noninterest expense:
Personnel	10,133	6,627	30,506	21,075
Occupancy	1,747	1,488	4,273	4,206
Data processing	1,453	813	3,659	2,433
Furniture and equipment	1,012	527	2,548	1,766
Professional fees and contracted services	1,198	1,077	4,305	4,684
Deposit insurance	185	109	511	323
Communication	285	176	757	495
Foreclosed assets	—	—	2	—
Intangible amortization	185	—	1,318	—
One-time litigation settlement	—	6,750	—	6,750
Miscellaneous expense	3,585	2,235	9,616	6,335

Total noninterest expense	19,783	19,802	57,495	48,067

Income before taxes	27,000	11,571	74,186	43,118
Income tax expense	10,232	4,243	28,062	16,895

Net income	$16,768	$7,328	$46,124	$26,223

Average common and common equivalent shares outstanding, basic	44,896,592	39,300,460	43,104,602	39,135,874
Average common and common equivalent shares outstanding, diluted	47,068,586	41,160,840	45,184,314	40,962,769
Basic earnings per share	$0.37	$0.19	$1.07	$0.67
Diluted earnings per share	0.36	0.18	1.02	0.64

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At, or for the three months ended, September 30,		At, or for the nine months ended, September 30,

	2003	2002	2003	2002

Profitability measures:
ROA	1.25%	0.91%	1.22%	1.13%
ROE	17.96%	14.12%	19.02%	18.06%
Noninterest expense / average assets	1.48%	2.45%	1.52%	2.06%
Efficiency ratio	39.88%	58.04%	41.57%	49.20%
Net interest spread (1)	3.22%	3.72%	3.24%	3.64%
Net interest margin (1)	3.43%	4.02%	3.44%	3.94%
Diluted earnings per share	$0.36	$0.18	$1.02	$0.64
Average cost of deposits during the period	1.57%	2.08%	1.75%	2.25%
New loan commitments-
Commercial:
Secured by real estate-nonresidential	$155,227	$80,176	$412,170	$258,830
Secured by real estate-multifamily	183,884	126,818	434,687	369,068
Construction	112,525	66,825	258,012	145,580
Commercial business	63,886	54,608	179,312	158,592

	515,522	328,427	1,284,181	932,070

Consumer:
Residential mortgage (one to four family)	75,807	20,966	140,941	89,031
Other	5,888	9,694	21,794	25,010

	81,695	30,660	162,735	114,041

Total new commitments	$597,217	$359,087	$1,446,916	$1,046,111

(1) Calculated on a tax equivalent basis

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	For the three months ended,		For the nine months ended,

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

AVERAGE BALANCES
Loans
Commercial:
Secured by real estate-nonresidential	$1,561,933	$891,739	$1,393,795	$849,967
Secured by real estate-multifamily	1,037,091	893,442	988,373	800,119
Construction	283,963	173,272	248,500	173,566
Commercial business	292,311	203,038	278,307	179,316

	3,175,298	2,161,491	2,908,975	2,002,968

Consumer:
Residential mortgage (one to four family)	301,482	216,567	303,626	306,757
Other	48,851	18,814	48,217	16,523

	350,333	235,381	351,843	323,280

Total loans	$3,525,631	$2,396,872	$3,260,818	$2,326,248

Investment securities	$1,585,008	$785,943	$1,559,367	$727,075
Earning assets	$5,143,397	$3,187,335	$4,832,809	$3,060,242
Assets	$5,363,695	$3,234,478	$5,034,837	$3,106,309
Deposits
Noninterest-bearing	$324,678	$163,378	$281,344	$146,270
NOW and money market accounts	666,820	381,980	603,953	355,443
Savings accounts	812,758	503,602	755,765	484,686
Time deposits	2,687,953	1,623,638	2,545,895	1,590,471

Total deposits	$4,492,209	$2,672,598	$4,186,957	$2,576,870

Borrowings	$304,553	$264,656	$326,933	$259,553
Interest-bearing liabilities	$4,608,084	$2,821,236	$4,368,546	$2,733,494
Equity	$373,548	$207,527	$323,398	$193,574

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At September 30, 2003	At December 31, 2002

SELECTED FINANCIAL DATA
Selected loan data:
Loan composition
Commercial:
Secured by real estate-nonresidential	$1,616,322	$1,279,809
Secured by real estate-multifamily	1,042,817	914,630
Construction	296,922	216,218
Commercial business	287,577	261,787

	3,243,638	2,672,444

Consumer:
Residential mortgage (one to four family)	330,136	311,067
Other	55,209	49,372

	385,345	360,439

Gross loans	3,628,983	3,032,883
Net deferred loan fees	(9,414)	(5,073)

Loans	$3,619,569	$3,027,810

Nonperforming loans	$5,799	$4,654
OREO	—	—
Loan delinquency ratio	0.61%	0.88%
Nonperforming assets to total assets	0.11%	0.10%
Nonperforming loans to total loans	0.16%	0.15%
Allowance for loan losses to nonperforming loans	1002.09%	1049.96%
Allowance for loan losses to total loans	1.61%	1.61%
Loan-to-deposit ratio	79.87%	75.57%
Selected deposit data:
Demand deposits and NOW accounts	$1,025,205	$813,122
Savings account balances	848,219	691,318
Time deposit balances	2,658,407	2,502,373

Total deposit balances	$4,531,831	$4,006,813

Cost of deposits at quarter end	1.48%	1.90%
Selected equity data:
Total shareholders’ equity	$397,648	$282,367
Tier 1 risk-based capital ratio (Bank)	10.88%	10.26%
Total risk-based capital ratio (Bank)	12.14%	11.52%
Tier 1 leverage ratio (Bank)	7.66%	7.57%
Book value per share	$8.84	$6.72